SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may disseminate to the Company’s shareholders the communication filed herewith as Exhibit 1 (the “Communication”) and, from time to time, Trian may publish the Communication, or portions thereof, to its website, www.RestoretheMagic.com, or to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages or various other social media channels, or may otherwise disseminate the Communication to the Company’s shareholders.

Exhibit 1

Hi, this is Nelson Peltz, Trian’s CEO and a Founding Partner. I am calling fellow Disney shareholders because there is a problem at Disney. Disney’s stock is underperforming its potential and Jay Rasulo and I are running for the Board of Directors of Disney to help fix this Company and Restore the Magic. We want Disney to improve the guest experience at the Parks and initiate a Board-led review of Disney’s creative processes and structure so that Disney can once again claim its #1 position at the box office while consistently delivering industry-leading content.

I urge you to vote for me and Jay Rasulo and withhold on Maria Elena Lagomasino, Michael B.G. Froman and all three Blackwells Nominees. You can vote on the Blue, White or Green Card, but we recommend voting on Trian’s Blue Card. You can learn more about me, Jay and Trian at RestoreTheMagic.com. With your support, we can help to Restore the Magic at this iconic company. If you would like additional information or require help voting your proxy card or voting through your brokerage account, please contact [Okapi Partners at 1 (877) 629-6357] [D.F. King at 1 (800) 207-3158]. Let’s Restore that Magic. Thank you.